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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25
                            SEC FILE NUMBER 0-22907

                          NOTIFICATION OF LATE FILING
                  FORM 10-KSB FOR PERIOD ENDING MAY 31, 2000

Note nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

PART I - REGISTRANT INFORMATION

Whitney American Corporation
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Full Name of Registrant

54-1956957
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I.R.S. Employment Identification Number

8150 Leesburg Pike, Suite 1200
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Address of Principal Executive Office

Vienna, Virginia 22182
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)


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[ ]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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      (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will
[X] be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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[ ]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-KSB could not be filed within the prescribed time period.

Additional time is necessary to incorporate information from the audited annual financial statements into the Form 10-KSB and allow sufficient time for the appropriate individuals to review the filing.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           John S. Heishman          (703) 893-4106
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(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s) [X] Yes [ ] No.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No.

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Whitney American Corporation
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                  Name of Registrant as Specified in the Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date September 12, 2000                 By /s/ Juan J. Gutierrez
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                                           Chairman and CEO